Exhibit 21
COMPREHENSIVE CARE CORPORATION AND SUBSIDIARIES
As of May 31, 2006, the Company had the following active subsidiaries:

State of Incorporation
Wholly-owned subsidiaries of Comprehensive Care Corporation:

Comprehensive Behavioral Care, Inc.	Nevada

Wholly-owned subsidiaries of Comprehensive Behavioral Care, Inc.:

Comprehensive Care Integration, Inc.	Delaware
Comprehensive Behavioral Care of Connecticut, Inc.	Florida
Healthcare Management Services, Inc.	Michigan
Healthcare Management Services of Michigan, Inc.	Michigan
CompCare of Pennsylvania, Inc.	Nevada

Affiliates sponsored by Comprehensive Behavioral Care, Inc.:

Comprehensive Provider Networks of Texas, Inc.	Texas

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